Exhibit 99.4

To the Limited Partners of

CMF Altis Partners Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
General Partner,
CMF Altis Partners Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of CMF Altis Partners Master Fund L.P. (Master in Liquidation):

We have audited the accompanying statement of financial condition (liquidation basis) of CMF Altis Partners Master Fund L.P. (Master in Liquidation) (the “Partnership”), including the condensed schedule of investments (liquidation basis), as of June 30, 2016 (termination of operations), and the related statements of income and expenses (liquidation basis) and changes in partners’ capital (liquidation basis) for the period from January 1, 2016 to June 30, 2016 (termination of operations). In addition, we have audited the accompanying statement of financial condition of the Partnership, including the condensed schedule of investments, as of December 31, 2015, and the related statements of income and expenses and changes in partners’ capital for the years ended December 31, 2015 and 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Partnership terminated operations on June 30, 2016. As a result, the Partnership changed its basis of accounting from the going concern basis to the liquidation basis.

In our opinion, such financial statements present fairly, in all material respects, (1) the financial position (liquidation basis) of CMF Altis Partners Master Fund L.P. (Master in Liquidation) as of June 30, 2016 (termination of operations), (2) the results of its operations (liquidation basis) and changes in its partners’ capital (liquidation basis) for the period from January 1, 2016 to June 30, 2016 (termination of operations), (3) the financial position as of December 31, 2015, and (4) the results of its operations and changes in its partners’ capital for the years ended December 31, 2015 and 2014, in conformity with accounting principles generally accepted in the United States of America applied on the bases described in the preceding paragraph.

/s/ Deloitte & Touche LLP

New York, New York

September 21, 2016

CMF Altis Partners Master Fund L.P.

Statements of Financial Condition

June 30, 2016 (termination of operations) (liquidation basis)

and December 31, 2015

	June 30, 2016*	December 31, 2015
Assets:
Equity in trading account:
Investment in U.S. Treasury bills, at fair value (amortized cost $0 and $25,749,186 at June 30, 2016 and December 31, 2015, respectively)	$-	$25,748,310
Cash (Note 3c)	33,688,173	7,050,179
Cash margin (Note 3c)	824,105	10,891,785
Net unrealized appreciation on open futures contracts	-	1,087,891

Total equity in trading account	34,512,278	44,778,165
Cash at bank	607	-

Total assets	$34,512,885	$44,778,165

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$824,403	$442,007
Accrued expenses:
Professional fees	43,500	21,879
Liquidation redemptions payable (Note 9)	33,644,982	-

Total liabilities	34,512,885	463,886

Partners’ Capital:
General Partner, 0.0000 Redeemable Units outstanding at June 30, 2016 and December 31, 2015	-	-
Limited Partners, 0.0000 and 16,145.3673 Redeemable Units outstanding at June 30, 2016 and December 31, 2015, respectively	-	44,314,279

Total partners’ capital (net asset value)	-	44,314,279

Total liabilities and partners’ capital	$34,512,885	$44,778,165

Net asset value per Redeemable Unit	$-	$2,744.71

* Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

CMF Altis Partners Master Fund L.P.

Condensed Schedule of Investments (liquidation basis)

June 30, 2016

(termination of operations)

	Number of Contracts	Fair Value	% of Partners’ Capital*
Unrealized Appreciation on Open Forward Contracts Metals	422	$825,303	2.45%

Total unrealized appreciation on open forward contracts		825,303	2.45

Unrealized Depreciation on Open Forward Contracts Metals	526	(1,649,706)	(4.90)

Total unrealized depreciation on open forward contracts		(1,649,706)	(4.90)

Net unrealized depreciation on open forward contracts		$(824,403)	(2.45)%

* Calculated based on pre-liquidation partners’ capital.

See accompanying notes to financial statements.

CMF Altis Partners Master Fund L.P.

Condensed Schedule of Investments

December 31, 2015

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	388	$(17,202)	(0.04)%
Energy	80	(217,185)	(0.49)
Grains	209	51,173	0.12
Indices	198	112,850	0.25
Interest Rates Non-U.S.	1,168	196,851	0.44
Livestock	9	15,987	0.04
Metals	52	(24,712)	(0.06)
Softs	662	(83,465)	(0.19)

Total futures contracts purchased		34,297	0.07

Futures Contracts Sold
Currencies	846	502,080	1.13
Energy	182	225,156	0.51
Grains	472	441,286	1.00
Indices	164	83,816	0.19
Interest Rates U.S.	18	3,938	0.01
Interest Rates Non-U.S.	38	8,185	0.02
Livestock	252	(98,870)	(0.22)
Metals	99	43,241	0.10
Softs	234	(155,238)	(0.35)

Total futures contracts sold		1,053,594	2.39

Net unrealized appreciation on open futures contracts		$1,087,891	2.46%

Unrealized Appreciation on Open Forward Contracts
Metals	327	$951,557	2.15%

Total unrealized appreciation on open forward contracts		951,557	2.15

Unrealized Depreciation on Open Forward Contracts
Metals	628	(1,393,564)	(3.15)

Total unrealized depreciation on open forward contracts		(1,393,564)	(3.15)

Net unrealized depreciation on open forward contracts		$(442,007)	(1.00)%

U.S. Government Securities

Face Amount	Maturity Date	Description	Fair Value	% of Partners’ Capital
$25,750,000	1/21/2016	U.S. Treasury bills, 0.0125% (Amortized cost of $25,749,186)	$25,748,310	58.10%

See accompanying notes to financial statements.

CMF Altis Partners Master Fund L.P.

Statements of Income and Expenses

for the period from January 1, 2016 to June 30, 2016 (termination of operations)

(liquidation basis) and for the years ended

December 31, 2015 and 2014

	2016*	2015	2014
Investment Income:
Interest income	$38,197	$4,265	$10,648

Expenses:
Clearing fees (Note 3c)	135,619	208,030	258,356
Professional fees	53,356	86,655	112,206

Total expenses	188,975	294,685	370,562

Net investment income (loss)	(150,778)	(290,420)	(359,914)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(4,117,845)	4,077,544	6,689,439
Net change in unrealized gains (losses) on open contracts	(1,470,285)	(2,997,529)	(1,178,742)

Total trading results	(5,588,130)	1,080,015	5,510,697

Net income (loss)	$(5,738,908)	$789,595	$5,150,783

Net income (loss) per Redeemable Unit (Note 7)**	$(344.45)	$(15.89)	$346.07

Weighted average Redeemable Units outstanding	15,412.0714	15,949.8817	29,695.5570

* Presented on a liquidation basis of accounting.

** Represents the change in pre-liquidation net asset value per Redeemable Unit before distribution of interest income to feeder funds.

See accompanying notes to financial statements.

CMF Altis Partners Master Fund L.P.

Statements of Changes in Partners’ Capital

for the period from January 1, 2016 to June 30, 2016 (termination of operations)

(liquidation basis) and for the years ended

December 31, 2015 and 2014

Partners’ Capital
Partners’ Capital, December 31, 2013	$92,118,163
Net income (loss)	5,150,783
Subscriptions of 119.5442 Redeemable Units	290,000
Redemptions of 19,657.0880 Redeemable Units	(46,185,665)
Distribution of interest income to feeder funds	(10,648)

Partners’ Capital, December 31, 2014	51,362,633
Net income (loss)	789,595
Subscriptions of 3,889.1925 Redeemable Units	10,922,058
Redemptions of 6,347.3093 Redeemable Units	(18,755,218)
Distribution of interest income to feeder funds	(4,789)

Partners’ Capital, December 31, 2015	44,314,279
Net income (loss)	(5,738,908)
Subscriptions of 1,782.9406 Redeemable Units	4,860,000
Redemptions of 17,928.3079 Redeemable Units	(43,414,687)
Distribution of interest income to feeder funds	(20,684)

Partners’ Capital, June 30, 2016*	$-

Net asset value per Redeemable Unit:

2014:	$ 2,760.91

2015:	$ 2,744.71

2016**:	$ 2,398.92

* Presented on a liquidation basis of accounting.

**Pre-liquidation net asset value per Redeemable Unit.

See accompanying notes to financial statements.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

1.	Partnership Organization:

CMF Altis Partners Master Fund L.P. (the “Master”) was a limited partnership organized under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures, option, swap and forward contracts. The sectors traded included currencies, energy, grains, indices, U.S. and non-U.S. interest rates, livestock, lumber, metals and softs. The commodity interests that were traded by the Master were volatile and involved a high degree of market risk. The General Partner (defined below) may have invested up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Master was authorized to sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”). The Redeemable Units of the Master were used solely for accounting purposes and did not represent units issued legally. The Master terminated operations on June 30, 2016. As a result, the Master changed its basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Master to record assets and liabilities at values to be received or paid in liquidation.

Ceres Managed Futures LLC, a Delaware limited liability company, acted as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. Prior to June 28, 2013, Morgan Stanley indirectly owned a majority equity interest in MSSB Holdings and Citigroup Inc. indirectly owned a minority equity interest in MSSB Holdings. Prior to July 31, 2009, the date as of which MSSB Holdings became its owner, the General Partner was wholly owned by Citigroup Financial Products Inc., a wholly owned subsidiary of Citigroup Global Markets Holdings Inc., the sole owner of which is Citigroup Inc. Prior to its termination on June 30, 2016, all trading decisions for the Master were made by the Advisor (defined below).

On November 1, 2005 (commencement of trading operations), Global Diversified Futures Fund L.P. (“Global Diversified”) and Emerging CTA Portfolio L.P. (“Emerging CTA”) allocated a portion of their capital to the Master. Global Diversified purchased 13,013.6283 Redeemable Units with cash equal to $11,227,843 and a contribution of open commodity futures and forward contracts with a fair value of $1,785,785. Emerging CTA purchased 4,898.1251 Redeemable Units with cash equal to $4,196,275 and a contribution of open commodity futures and forward contracts with a fair value of $701,851. On February 1, 2006, Institutional Futures Portfolio L.P. (“Institutional Portfolio”) allocated a portion of its capital to the Master and purchased 3,989.7912 Redeemable Units with cash equal to $5,000,000. On March 1, 2007, Global Futures Fund Ltd. (“Global Futures”) allocated a portion of its capital to the Master and purchased 1,600.3547 Redeemable Units with cash equal to $2,500,000. On May 1, 2011, Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) allocated a portion of its capital to the Master and purchased 21,851.9469 Redeemable Units with cash equal to $70,000,000. On June 1, 2013, Morgan Stanley Managed Futures Custom Solutions Fund LP – Series A (“Custom Solutions”) allocated a portion of its capital to the Master and purchased 389.0558 Redeemable Units with cash equal to $1,000,000. On August 31, 2012, Emerging CTA redeemed its entire investment in the Master for cash equal to $2,728,991. The Master permitted commodity pools managed by Altis Partners (Jersey) Limited (the “Advisor”) using the Global Futures Portfolio Program, the Advisor’s proprietary, systematic trading program, to invest together in one trading vehicle.

For the period from January 1, 2016 through June 30, 2016 (termination of operations), the Master’s commodity broker was Morgan Stanley and Co. LLC (“MS&Co.”), a registered futures commission merchant. The Master also deposited a portion of its cash in a non-trading account at JPMorgan Chase Bank, N.A.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnished certain administrative, accounting, regulatory, reporting, tax and other services as agreed from time to time. In addition, the Administrator maintained certain books and records of the Master.

On June 24, 2016, the Master and the General Partner terminated the Management Agreement by and among the Advisor, the Master and the General Partner effective the close of business on June 30, 2016. As a result, the Master changed its basis of accounting from going concern basis to the liquidation basis.

Prior to its termination on June 30, 2016 and as of December 31, 2015, the Master operated under a structure where its investors consisted of Global Diversified, Institutional Portfolio, Custom Solutions, Global Futures and Tactical Diversified (each a “Feeder”, collectively, the “Funds”). Global Diversified, Institutional Portfolio, Custom Solutions, Global Futures and Tactical Diversified owned approximately 16.2%, 9.0%, 6.5%, 11.2% and 57.1% of the Master based on its pre-liquidation net asset value at June 30, 2016, respectively. Global Diversified, Institutional Portfolio, Custom Solutions, Global Futures and Tactical Diversified owned approximately 15.0%, 10.0%, 6.3%, 9.0% and 59.7% of the Master at December 31, 2015, respectively.

The Master was liquidated under certain circumstances as defined in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

The financial statements of the Master as of June 30, 2016 and for the period from January 1, 2016 to June 30, 2016 are prepared using the liquidation basis of accounting. The liquidation basis of accounting requires the Master to record assets and liabilities at the values expected to be received or paid in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Master’s carrying value of assets and liabilities or its result of operations. All carrying values, including net unrealized appreciation or depreciation on open contracts which are carried at fair value, are expected to be realized by management during liquidation. Also, the liquidation basis of accounting requires the financial statements to include a statement of net assets available to shareholders or changes in net assets available. The Statements of Changes in Partners’ Capital (included herein) presents the same information and thus the financial statements include a statement of changes in net assets available to shareholders for the period from January 1, 2016 to June 30, 2016.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

c.

Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The commodity interests were recorded on trade date and open contracts were recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies were translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses were realized when contracts were liquidated and were determined using the first-in, first-out method. Unrealized gains or losses on open contracts were included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses were included in the Statements of Income and Expenses.

Master’s Cash. The Master’s cash included cash denominated in foreign currencies of $0 and $(908) (proceeds of $906) as of June 30, 2016 and December 31, 2015, respectively.

d.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests were determined on each valuation day and allocated pro-rata among the Funds at the time of such determination.

e.

Income Taxes. Income taxes have not been listed as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The General Partner concluded that no provision for income tax is required in the Master’s financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2012 through 2015 tax years remain subject to examination by U.S. federal and most state tax authorities. The 2016 tax return, once filed, will be subject to examination for four years. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

f.

Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Master had been deemed to be an investment company since inception. Accordingly, the Master followed the investment company accounting and reporting guidance of Topic 946 and reflected its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

g.	Net Income (Loss) per Redeemable Unit. Net income (loss) per Redeemable Unit was calculated in accordance with ASU 946, “Financial Services — Investment Companies.” See Note 7, “Financial Highlights.”

h.

Fair Value of Financial Instruments. The carrying value of the Master’s assets and liabilities presented in the Statements of Financial Condition that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825, “Financial Instruments,” approximates the fair value due to the short term nature of such balances.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

i.

Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are issued. The General Partner has assessed the subsequent events through the date of issuance and determined that, other than as referenced in Note 9, “Liquidation of the Master,” there were no subsequent events requiring adjustment to or disclosure in the financial statements.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administered the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor was not affiliated with the General Partner or MS&Co. and was not responsible for the organization or operation of the Master. The Management Agreement provided that the Advisor had sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement were borne by the Funds. The Management Agreement was in effect until June 30, 2016, when the Master terminated operations.

c.	Customer Agreement:

During the third quarter of 2013, the Master entered into a Customer Agreement with MS&Co. (the “Customer Agreement”).

Under the Customer Agreement, the Master paid MS&Co. trading fees for the clearing and, where applicable, the execution of transactions as well as exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively, the “clearing fees”), which were borne by the Master and allocated to the Funds. All other fees were borne by the Funds. All of the Master’s assets available for trading in commodity interests were deposited in the Master’s account at MS&Co. The Master’s cash available for trading in commodity interests was deposited by MS&Co. in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At June 30, 2016 and December 31, 2015, the amount of cash held by the Master for margin requirements was $824,105 and $10,891,785, respectively. The Customer Agreement was in effect until June 30, 2016, when the Master terminated operations.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement gave the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master netted, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts in the Statements of Financial Condition as the criteria under ASC 210-20, “Balance Sheet,” were met.

All of the commodity interests owned by the Master were held for trading purposes. The monthly average number of futures contracts traded during the six months ended June 30, 2016 and for the year ended December 31, 2015 were 4,394 and 4,980, respectively. The monthly average number of metal forward contracts traded during the six months ended June 30, 2016 and for the year ended December 31, 2015 were 1,297 and 965, respectively.

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting or similar arrangements as of June 30, 2016 (termination of operations) and December 31, 2015, respectively.

	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition		Net Amount
June 30, 2016				Financial Instruments	Cash Collateral Received/Pledged*
Assets
Forwards	$825,303	$(825,303)	$-	$-	$-	$-

Total assets	$825,303	$(825,303)	$-	$-	$-	$-

Liabilities
Forwards	$(1,649,706)	$825,303	$(824,403)	$-	$-	$(824,403)

Total liabilities	$(1,649,706)	$825,303	$(824,403)	$-	$-	$(824,403)

Net fair value						$(824,403	) *

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

December 31, 2015	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition
				Financial Instruments	Cash Collateral Received/Pledged*	Net Amount
Assets
Futures	$3,188,149	$(2,100,258)	$1,087,891	$-	$-	$1,087,891
Forwards	951,557	(951,557)	-	-	-	-

Total assets	$4,139,706	$(3,051,815)	$1,087,891	$-	$-	$1,087,891

Liabilities
Futures	$(2,100,258)	$2,100,258	$-	$-	$-	$-
Forwards	(1,393,564)	951,557	(442,007)	-	-	(442,007)

Total liabilities	$(3,493,822)	$3,051,815	$(442,007)	$-	$-	$(442,007)

Net fair value						$645,884 *

*

In the event of default by the Master, MS&Co., the Master’s commodity futures broker and the sole counterparty to the Master’s off-exchange-traded contracts, as applicable, had the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There was no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Master was exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may have been reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee fund may have been available in the event of a default.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of June 30, 2016 (termination of operations) and December 31, 2015, respectively.

June 30, 2016
Assets
Forward Contracts
Metals	$825,303

Total unrealized appreciation on open forward contracts	825,303

Liabilities
Forward Contracts
Metals	(1,649,706)

Total unrealized depreciation on open forward contracts	(1,649,706)

Net unrealized depreciation on open forward contracts	$(824,403)**

December 31, 2015
Assets
Futures Contracts
Currencies	$1,250,122
Energy	350,324
Grains	534,904
Indices	291,683
Interest Rates U.S.	5,094
Interest Rates Non-U.S.	335,927
Livestock	134,957
Metals	64,407
Softs	220,731

Total unrealized appreciation on open futures contracts	3,188,149

Liabilities
Futures Contracts
Currencies	(765,244)
Energy	(342,353)
Grains	(42,445)
Indices	(95,017)
Interest Rates U.S.	(1,156)
Interest Rates Non-U.S.	(130,891)
Livestock	(217,840)
Metals	(45,878)
Softs	(459,434)

Total unrealized depreciation on open futures contracts	(2,100,258)

Net unrealized appreciation on open futures contracts	$1,087,891 *

Assets
Forward Contracts
Metals	$951,557

Total unrealized appreciation on open forward contracts	951,557

Liabilities
Forward Contracts
Metals	(1,393,564)

Total unrealized depreciation on open forward contracts	(1,393,564)

Net unrealized depreciation on open forward contracts	$(442,007)**

*	This amount is included in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.

**	This amount is included in “Net unrealized depreciation on open forward contracts” in the Statements of Financial Condition.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the six months ended June 30, 2016 (termination of operations) and for the years ended December 31, 2015 and 2014.

Sector	2016		2015	2014
Currencies	$3,002,623		$3,371,420	$119,864
Energy	(424,440)		386,954	282,750
Grains	595,847		(2,274,379)	(148,086)
Indices	(1,709,122)		(2,739,949)	(250,860)
Interest Rates U.S.	(1,028,852)		(322,762)	(889,706)
Interest Rates Non-U.S.	1,632,417		2,836,155	1,670,676
Livestock	(879,590)		1,100,871	2,950,855
Metals	(5,036,522)		(792,112)	388,226
Softs	(1,740,491)		(486,183)	1,386,978

Total	$(5,588,130	)***	$1,080,015 ***	$5,510,697 ***

***	This amount is included in “Total trading results” in the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

The Master considered prices for exchange-traded commodity futures, forward, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations were not readily available were priced by broker quotes or pricing services that derived fair values for those assets and liabilities from observable inputs (Level 2). As of June 30, 2016 and December 31, 2015 and for the six months ended June 30, 2016 (termination of operations) and for the year ended December 31, 2015, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. During the reporting periods, there were no transfers of assets or liabilities between Level 1 and Level 2.

June 30, 2016	Total	Level 1	Level 2	Level 3
Assets
Forwards	$825,303	$825,303	$-	$-

Total assets	$825,303	$825,303	$-	$-

Liabilities
Forwards	$1,649,706	$1,649,706	$-	$-

Total liabilities	$1,649,706	$1,649,706	$-	$-

December 31, 2015	Total	Level 1	Level 2	Level 3
Assets
U.S. Treasury bills	$25,748,310	$-	$25,748,310	$-
Futures	3,188,149	3,188,149	-	-
Forwards	951,557	951,557	-	-

Total assets	$29,888,016	$4,139,706	$25,748,310	$-

Liabilities
Futures	$2,100,258	$2,100,258	$-	$-
Forwards	1,393,564	1,393,564	-	-

Total liabilities	$3,493,822	$3,493,822	$-	$-

6.	Subscriptions, Distributions and Redemptions:

Subscriptions were accepted monthly from investors who became limited partners on the first day of the month after their subscriptions were processed. Generally, a limited partner withdrew all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption had been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals were classified as a liability when the limited partner elected to redeem and inform the Master. However, a limited partner also had the right to request a withdrawal as of the end of any day if such request was received by the General Partner at least three days in advance of the proposed withdrawal day.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the period from January 1, 2016 through June 30, 2016 (termination of operations) and for the years ended December 31, 2015 and 2014 were as follows:

Per Redeemable Unit Performance (for a unit outstanding throughout the period/year):*	2016	2015	2014
Net realized and unrealized gains (losses)	$(334.67)	$2.98	$359.64
Net investment loss	(9.78)	(18.87)	(13.57)

Increase (decrease) for the period/year	(344.45)	(15.89)	346.07
Distribution of interest income to feeder funds	(1.34)	(0.31)	(0.36)
Net asset value per Redeemable Unit, beginning of period/year	2,744.71	2,760.91	2,415.20

Net asset value per Redeemable Unit, end of period/year**	2,398.92	2,744.71	2,760.91
Liquidation redemption per Redeemable Unit at June 30, 2016	(2,398.92)	-	-

Ending net asset value per Redeemable Unit	$-	$2,744.71	$2,760.91

	2016***	2015	2014
Ratios to Average Limited Partners’ Capital:
Net investment loss****	(0.8)%	(0.7)%	(0.5)%

Operating expenses	1.0%	0.7%	0.6%

Total Return	(12.5)%	(0.6)%	14.3%

*

Net investment loss per Redeemable Unit is calculated by dividing the expenses net of interest income by the average number of Redeemable Units outstanding during the period. The net realized and unrealized gains (losses) per Redeemable Unit is a balancing amount necessary to reconcile the change in net asset value per Redeemable Unit with the other per unit information.

**	Calculated based on pre-liquidation redemption net asset value per Redeemable Unit.

***	Annualized, except for total return.

****	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios were calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital.

8.	Financial Instrument Risks:

In the normal course of business, the Master was party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may have included futures, forwards, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represented future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may have been traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments included futures and certain standardized forward, swap and option contracts. Certain swap contracts may also have been traded on a swap execution facility or OTC. OTC contracts were negotiated between contracting parties and also included certain forward and option contracts. Each of these instruments was subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts were greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

Futures Contracts. The Master traded futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may have been made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. When the contract was closed, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts were traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Forward Foreign Currency Contracts. Forward foreign currency contracts were those contracts where the Master agreed to receive or deliver a fixed quantity of foreign currency for an agreed upon price on an agreed upon future date. Forward foreign currency contracts were valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and net change in unrealized gains (losses) on forward foreign currency contracts were recognized in the period in which the contract was closed or the changes occurred, respectively, and are included in the Statements of Income and Expenses.

London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master were cash settled based on prompt dates published by the LME. Payments (“variation margin”) may have been made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and were recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract was closed at the prompt date, the Master recorded a realized gain or loss equal to the difference between the value of the contract at the time it was opened and its value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and net change in unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

The Master did not isolate the portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in total trading results in the Statements of Income and Expenses.

CMF Altis Partners Master Fund L.P.

Notes to Financial Statements (Liquidation Basis)

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets were traded. The Master was exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of counterparty default was typically limited to the amounts recognized in the Statements of Financial Condition and was not represented by the contract or notional amounts of the instruments. The Master’s risk of loss was reduced through the use of legally enforceable master netting agreements with counterparties that permitted the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master had credit risk and concentration risk during the reporting period and prior periods, as MS&Co. or an MS&Co. affiliate was the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments was reduced to the extent that, through MS&Co., the Master’s counterparty was an exchange or clearing organization.

The General Partner monitored and attempted to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believed that it had effective procedures for evaluating and limiting the credit and market risks to which the Master may have been subject. These monitoring systems generally allowed the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provided account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments matured within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not have been held to maturity.

9.	Liquidation of the Master:

Initial payment of the Master’s liquidation redemptions payable to the Funds was made on July 5, 2016 and the remainder paid on July 21, 2016.